Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three Months and Six Months Ended June 30, 2017

DOYLESTOWN, Pennsylvania – August 11, 2017. ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its financial results for the three months and six months ended June 30, 2017. As previously announced, effective March 29, 2017 and with the approval of the Company’s stockholders, the Company completed the sale of assets comprised principally of the sale of intellectual property rights and other assets relating to the Cold-EEZE® brand and product line (collectively, referred to herein as the “Cold-EEZE® Business”) to a wholly-owned subsidiary of Mylan N.V. (“Mylan”). As a consequence of the sale of the Cold-EEZE® Business, for the three months and six months ended June 30, 2017 and 2016, the Company has classified as discontinued operations the (i) gain from the sale of the Cold-EEZE® Business, (ii) all gains and losses attributable to the Cold-EEZE® Business and (iii) the income tax expense attributed to the sale of the Cold-EEZE® Business. Excluded from the sale of the Cold-EEZE® Business were the Company’s accounts receivable and inventory, and it also retained all liabilities associated with the Cold-EEZE® Business operations arising prior to March 29, 2017.

We continue to own and operate our manufacturing facility and manufacturing business in Lebanon, Pennsylvania, and our headquarters in Doylestown, Pennsylvania. As part of the sale of the Cold-EEZE® Business, we entered into a manufacturing agreement to supply various Cold-EEZE® lozenge products to Mylan. In addition, we produce over-the-counter drug and dietary supplement lozenges and other products for other third party customers. We are also pursuing a series of new product development and pre-commercialization initiatives in the dietary supplement category.

Net sales from continuing operations were $1.9 million for the three months ended June 30, 2017, as compared to net sales of $1.0 million for the three months ended June 30, 2016.

The Company incurred a net loss from continuing operations for the three months ended June 30, 2017, of $1.5 million, or ($0.09) per share, compared to a net loss of $1.3 million, or ($0.08) per share, for the three months ended June 30, 2016. The Company incurred a net loss from discontinued operations for the three months ended June 30, 2017, of $845,000, or ($0.05) per share, compared to net income from discontinued operations of $198,000, or $0.01 per share, for the three months ended June 30, 2016.

Net sales from continuing operations were $2.7 million for the six months ended June 30, 2017, as compared to net sales of $2.0 million for the six months ended June 30, 2016. In addition, the loss from continuing operations before income taxes was $2.6 million for the six months ended June 30, 2017, as compared to $2.6 million for the six months ended June 30, 2016.

As a consequence of the sale of the Cold-EEZE® Business, the Company realized a gain, net of income tax, of $26.3 million for the six months ended June 30, 2017. The gain on the sale of the Cold-EEZE® Business is classified as a component of our discontinued operations at June 30, 2017 and is net of approximately $19.5 million for estimated income taxes arising from the sale. For the six months ended June 30, 2017, the Company also realized an income tax benefit from continuing operations of $18.1 million as a consequence of the utilization of the federal and state net operating losses.

Utilization of net operating loss carryforwards may be subject to certain statutory limitations. Based on the Company’s preliminary analysis, it does not believe that the current net operating loss carryforwards are subject to these limitations as of June 30, 2017. However, until the Company completes a final analysis upon filing of its 2017 income tax return, there can be no assurances that the preliminary analysis is accurate or complete. Should the Company identify any limitations upon the completion of its final analysis, the impact could be material to the financial statements and that the Company could incur additional income tax expense arising from the sale of the Cold-EEZE® Business.

The Company realized net income from continuing operations for the six months ended June 30, 2017, of $15.5 million, or $0.91 per share, compared to a net loss of $2.6 million, or ($0.15) per share, for the six months ended June 31, 2016. The Company realized net income from discontinued operations for the six months ended June 30, 2017, of $26.9 million, or $1.58 per share, compared to net income from discontinued operations of $168,000, or $0.01 per share, for the six months ended June 30, 2016.

Ted Karkus, the CEO of the Company, stated, “The ProPhase Labs team succeeded in revitalizing the Cold-EEZE® brand which culminated in the sale of the Cold-EEZE® Business in March 2017. The team delivered great value to our shareholders.”

Mr. Karkus added, “Pursuant to the terms of the asset sale agreement with Mylan, our team provided a broad range of transition services of the Cold-EEZE® Business to Mylan during the second quarter of 2017 and we continued the manufacture and supply of Cold-EEZE® lozenges for Mylan. As we look forward, we are seeking to leverage our lozenge manufacturing business by creating new third party manufacturing and private label opportunities.”

Mr. Karkus also noted, “We started shipping our new dietary supplement, Legendz XL®, to a major retail drug chain during the first quarter 2017. Additionally, we have received initial product acceptance with several regional retailers which we started shipping during the second quarter of 2017 or are scheduled to beginning shipments in the third quarter of 2017.

Mr. Karkus stated, “In addition to retail distribution, we are developing an e-commerce and a direct-to-consumer (“Direct Response”) strategy to drive consumers to our Legendz XL® website or to various retail stores where our products are carried. However, we will require significant investment in marketing as well as significant additional distribution within the various retail channels and e-commerce venues in order to achieve a successful launch and build a successful new product line.”

Additionally Mr. Karkus stated, “We are considering investments in new manufacturing equipment to expand our production capabilities and are also evaluating a range of strategic alternatives for our manufacturing subsidiary. The Company will continue to explore a wide range of opportunities in the consumer products space, including new product technologies, applications, product line extensions and other new product opportunities. We are also analyzing opportunities, investments and acquisitions in other sectors and industries.”

About the Company

ProPhase is a manufacturer, marketer and distributor of a diversified range of homeopathic and health care products that are offered to the general public. We are also engaged in the research and development of other potential over-the-counter (“OTC”) drugs and natural base health products, including supplements, personal care and cosmeceutical products, and intend to explore and evaluate opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, and our new product Legendz XL®. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net sales	$1,905	$1,021	$2,676	$2,037

Cost of sales	1,765	993	2,451	1,723

Gross profit	140	28	225	314

Operating expenses:
Sales and marketing	221	236	336	534
Administration	1,306	943	2,387	2,146
Research and development	224	121	258	160
	1,751	1,300	2,981	2,840
Other income (expense), net	151	(53)	97	(105)

Loss from continuing operations before income taxes	(1,460)	(1,325)	(2,659)	(2,631)

Income tax benefit from continuing operations	-	-	18,123	-

Income (loss) from continuing operations	(1,460)	(1,325)	15,464	(2,631)

Discontinued operations:
Income (loss) from discontinued operations	(835)	198	530	168
Gain on sale of discontinued operations, net of taxes	(10)	-	26,339	-

Income (loss) from discontinued operations	(845)	198	26,869	168

Net income (loss)	$(2,305)	$(1,127)	$42,333	$(2,463)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.09)	$(0.08)	$0.91	$(0.15)
Income (loss) from discontinued operations	(0.05)	0.01	1.58	0.01
Net income (loss)	$(0.14)	$(0.07)	$2.49	$(0.14)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.09)	$(0.08)	$0.87	$(0.15)
Income (loss) from discontinued operations	(0.05)	0.01	1.52	0.01
Net income (loss)	$(0.14)	$(0.07)	$2.39	$(0.14)

Weighted average common shares outstanding:
Basic	16,943	17,081	17,030	17,081
Diluted	16,943	17,081	17,680	17,081

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2017	December 31, 2016

Cash and cash equivalents	$37,280	$441
Accounts receivable	$1,835	$5,770
Inventory	$1,966	$2,736
Total current assets	$42,224	$9,627
Total assets	$50,099	$12,802

Total current liabilities	$3,473	$6,840
Total stockholders' equity	$46,626	$5,962